Exhibit 99.7

PROPOSAL AND FEES

DATA PROCESSING SERVICES

MUTUAL TO STOCK CONVERSIONS

HOWE BARNES HOEFER & ARNETT, INC.

March 1, 2011

The information in this document is confidential. It is provided to Howe Barnes Hoefer & Arnett, Inc. on the understanding that it will not be shared with any third party without the prior written consent of Ellen Philip Associates, Inc. and AJS Financial Solutions, LLC.

1. Project Management:

•	Manage project

•	Develope business requirements

•	Team meetings

•	Timelines

•	Document and implement client specific client requirements

•	Audit control

•	Quality control

Fee: $13,000.00

2. Data Processing, Client Eligibility Files:

•	Eligibility record date

•	Supplemental eligibility record date

•	Voting (other member) record date

•	Eligible loans

•	Other (community, general public)

•	Consolidate “like” records

•	Household sort

•	Audit/control reports and edit listings of all data processing processes

•	Provide reports:

1. Vote range

2. Zip range

3. Geographic

•	Create export initial files

1. Required proxy/order form print files for financial printer

2. Proxy tabulation file of all accounts eligible to vote

3. Browser/Folio file for research by Stock Information Center

4. Stock order processing file.

Fee: $9,800.00, including test file processing. Assumes 35,000 records @ $.28 each.

The information in this document is confidential. It is provided to Howe Barnes Hoefer & Arnett, Inc. on the understanding that it will not be shared with any third party without the prior written consent of Ellen Philip Associates, Inc. and AJS Financial Solutions, LLC.

3. Proxy Tabulation Services:

•	Ability to tabulate mail proxy card returns to Ellen Philip Associates

•	Ability to research and process branch proxy cards

•	Special IRA, KEOGH voting

•	Create proxygram/solicitation files as requested

1. Unvoted, Voted or All, as requested

2. Share Range as requested

3. Data Fields in Record

Name/address

Votes

Telephone Number

Branch Number

Other - as requested by client

•	On-Line Real-Time Reporting, 24/7

Fee $11,025 . Assumes 12,250 returns (35%) @ .90 per proxy.

4. Electronic Proxy Voting (Web/Phone access) Optional:

Fee: $3,000.00.

(Includes setup of facilities and telephone and Internet voting.)

5. Stock Order Processing:

•	Provide online access to process orders at Stock Information Center

•	On-Line, Real-Time reporting of Stock Orders processed

•	Calculate Interest/Refund amounts

•	Create and forward Stock Order Export Files

1. Daily Acknowledgement Letter file

2. “Final List of subscribers - Real-Time

3. Stock Issuance File

4. Account Withdrawal Debit File

5. Refund/Interest Check Print File

6. Refund/Interest Check Register

7. 1099-INT Print File

8. 1099-INT IRS Tax Reporting File

Fee: $5,000.00

TOTAL	$41,825

The information in this document is confidential. It is provided to Howe Barnes Hoefer & Arnett, Inc. on the understanding that it will not be shared with any third party without the prior written consent of Ellen Philip Associates, Inc. and AJS Financial Solutions, LLC.

Specialized/Change Services:

•	Upon Request/To be Determined

Out of Pocket Expenses:

•	Includes postage, postal pickups, messengers, printing, mailing, travel

•	Attorney Review of Agreement changes

Additional Services (as needed)

•	Inspector of Election Services, $1,500.00, plus travel

•	Receipt, Processing of Stock Orders @ $15.00 each

•	Resolicitation of Stock Orders @ $850.00/file for mailer*

•	Proration of Stock Orders @ $1,500.00 per proration pass*

•	Followup (Proxygram) Print Files @ $750.00 each

* Assumes Howe Barnes will handle all clerical processes, such as file adjustments and updates.

The information in this document is confidential. It is provided to Howe Barnes Hoefer & Arnett, Inc. on the understanding that it will not be shared with any third party without the prior written consent of Ellen Philip Associates, Inc. and AJS Financial Solutions, LLC.

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